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                                                                     EXHIBIT 4.2

     SUPPLEMENTAL INDENTURE, dated as of June 25, 1998 between American Cellular Corporation, a Delaware corporation and Chase Manhattan Bank and Trust Company, National Association, as trustee (hereinafter called the "Trustee").

                                    RECITALS

     WHEREAS, American Cellular Corporation, a Delaware corporation (the "Company"), has heretofore executed and delivered to the Trustee a certain Indenture, dated as of May 13, 1998, pursuant to which a series of its 10 1/2% Senior Notes due 2008 has been issued;

     WHEREAS, the Company has merged with an into PriCellular Corporation, a Delaware corporation, whereby PriCellular Corporation was the surviving corporation and changed its name to American Cellular Corporation (the "Surviving Corporation"). All terms used in this Supplemental Indenture which are defined in the Indenture shall have the meanings assigned to them in the Indenture;

     WHEREAS, the Surviving Corporation proposes in and by this Supplemental Indenture to amend the Indenture in certain respects with respect to the Securities and has requested that the Trustee join in the execution of this Supplemental Indenture; and

     WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Surviving Corporation and the Trustee and a valid amendment of and supplement to the Indenture have been done.

     NOW, THEREFORE, for and in consideration of the premises and the purchase of the Securities by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, with respect to the Securities as follows:


                                  ARTICLE ONE

                                   COVENANTS

     SECTION 1.1  Assumption of Obligations of the Company.  The Surviving
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Corporation hereby assumes all of the obligations of the Company under the
Indenture.

                                  ARTICLE TWO

                                 MISCELLANEOUS

     SECTION 2.1  Incorporation of Indenture.  All the provisions of this
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Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture, and the Indenture, as supplemented and amended by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument.
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     SECTION 2.2  Application of Supplemental Indenture.  The provisions and
                  --------------------------------------
benefit of this Supplemental Indenture shall be effective with respect to the Securities.

     SECTION 2.3  Headings.  The headings of the Articles and Sections of this
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Supplemental Indenture are inserted for convenience of reference and shall not be deemed to be a part thereof.

     SECTION 2.4  Counterparts.  This Supplemental Indenture may be executed in
                  ------------
any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

     SECTION 2.5  Conflict with Trust Indenture Act.  If any provision hereof
                  ---------------------------------
limits, qualifies or conflicts with another provision hereof which is required to be included in this Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.

     SECTION 2.6  Successors and Assigns.  All covenants and agreements in this
                  ----------------------
Supplemental Indenture by the Surviving Corporation shall bind its successors and assigns, whether so expressed or not.

     SECTION 2.7  Separability Clause.  In case any provision in this
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Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     SECTION 2.8  Benefits of Supplemental Indenture.  Nothing in this
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Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

     SECTION 2.9  Regarding the Trustee.  The Trustee shall not be responsible
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for the correctness of the recitals herein, and makes no representation as to the validity or the sufficiency of this Supplemental Indenture. The Trustee shall, in connection with this Supplemental Indenture, be entitled to all of the benefits of all of the rights, privileges, immunities and indemnities of the Trustee provided for in the Indenture.
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     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture to be duly executed, as of the day and year first above written.

                                       AMERICAN CELLULAR CORPORATION


                                       By: /s/ Mark Pelson
                                          ---------------------------
                                          Name:  Mark Pelson
                                          Title: Vice President


                                       CHASE MANHATTAN BANK AND TRUST COMPANY
                                        NATIONAL ASSOCIATION, as Trustee


                                       By: /s/ Hans H. Helley
                                          ---------------------------
                                          Name:  Hans H. Helley
                                          Title: Assistant Vice President